10390 Pacific Center Court, San Diego, CA 92121-4340 858•646•1100, FAX: 858•646•1150 www.vical.com	News Release

FOR IMMEDIATE RELEASE
November 5, 2008

Contacts:	Alan R. Engbring	Jill M. Church
	Executive Director, Investor Relations	Vice President and Chief Financial Officer
(858) 646-1127
Website: www.vical.com

Vical Reports Third Quarter 2008 Financial Results
And Continued Progress in Product Development Programs

SAN DIEGO—November 5, 2008—Vical Incorporated (Nasdaq:VICL) today reported financial results for the quarter ended September 30, 2008. Revenues for the third quarter of 2008 were $0.8 million, compared with revenues of $0.4 million for the third quarter of 2007. The net loss for the third quarter of 2008 was $9.8 million or $0.24 per share, compared with $9.2 million or $0.24 per share for the third quarter of 2007.

Revenues for the first nine months of 2008 were $5.3 million, compared with revenues of $4.7 million for the first nine months of 2007. The net loss for the first nine months of 2008 was $27.9 million, or $0.70 per share, compared with a net loss of $27.0 million, or $0.69 per share, for the first nine months of 2007.

Vical had cash and investments of $49 million at September 30, 2008. The company’s third quarter 2008 financial results were consistent with its projection for a full year net loss of $32 million to $37 million and a net cash burn of $27 million to $32 million.

CMV Vaccine
During the third quarter, Vical achieved the milestone of enrolling the 80th stem cell transplant recipient in the company’s Phase 2 cytomegalovirus (CMV) vaccine trial. The company expects to announce during the fourth quarter the results of an interim analysis in this trial on those subjects who were enrolled by the end of March.

H5N1 Pandemic Influenza Vaccines
Vical and AnGes MG, Inc., signed a non-binding Letter of Intent in October indicating their mutual interest in licensing the development and marketing rights for Vical's Vaxfectin®-formulated H5N1 pandemic influenza DNA vaccines in Japan to AnGes. Vical reported in July that the company's pandemic influenza DNA vaccines achieved potentially protective levels of antibody responses (H5 hemagglutination inhibition, or HI, titers of at least 40 and at least a four-fold increase from baseline) in at least 50% and up to 67% of evaluable subjects in the higher dose cohorts in a 100-subject Phase 1 trial. Expanded data presented in October showed that in the highest dose cohorts, responses peaked by Day 56 and were sustained in 80% to 100% of the responders through the end of the study at Day 182.

Vaxfectin® Developments
In addition to the successful initial human application of the Vaxfectin® adjuvant in the H5N1 pandemic influenza vaccine program, Vaxfectin®-formulated DNA vaccines have been well-tolerated and have demonstrated significant immune responses in multiple animal models, including nonhuman primates. Vaxfectin® has also demonstrated a dose-sparing effect (the ability to achieve the same vaccine effectiveness with lower vaccine doses) with the commercial seasonal influenza and government-stockpiled H5N1 pandemic influenza vaccines. Vaxfectin® may have potential applications as an adjuvant for other protein-based vaccines against infectious diseases and cancer as well. The Vaxfectin® adjuvant is currently being evaluated by potential partners for a variety of additional vaccine applications, and continued progress was reported over the past few months, including:

•
New mouse data with Vaxfectin®-formulated seasonal influenza vaccines demonstrating the ability to adjust the ratio of Vaxfectin® to vaccine and drive substantial increases in either antibody or T-cell responses, without reducing the other type of response, compared with unformulated vaccine;

•	A mouse study demonstrating a 100-fold increase in antigen-specific CD8+ T-cell responses with a Vaxfectin®-formulated cancer vaccine compared with unformulated vaccine;

•
A research collaboration with the Karolinska Institutet and the Swedish Institute for Infectious Disease Control to evaluate a Vaxfectin®-formulated preventive DNA vaccine against HIV in a Phase 1 human clinical trial as part of a prime-boost regimen; and

•
Publication in the August issue of “Clinical and Vaccine Immunology” of results demonstrating long-term protection against measles challenge in juvenile and infant nonhuman primates with a Vaxfectin®-formulated DNA vaccine.

Conference Call
Vical will conduct a conference call and webcast to discuss the financial results and program updates with invited analysts and institutional investors today, November 5, at noon Eastern Time. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (800) 817-4887, or (913) 312-1277 for international participants, and reference confirmation code 3255394. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter replay passcode 3255394. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical
Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at http://www.vical.com.

Forward-Looking Statements
This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include full-year net loss and net cash burn projections, as well as statements about the company's pandemic influenza and CMV vaccine programs, the company’s Vaxfectin® adjuvant, and other independent and collaborative programs. Risks and uncertainties include whether Vical or others will continue development of the CMV vaccine, the pandemic influenza vaccine, the Vaxfectin® adjuvant, or any other independent or collaborative programs; whether Vical will announce results of the Phase 2 CMV vaccine interim analysis in the fourth quarter, if at all; whether Vical will be able to complete a mutually satisfactory definitive agreement with AnGes; whether preliminary H5N1 DNA vaccine Phase 1 clinical trial results will be confirmed upon further analysis or in larger studies; whether Vaxfectin® or other results in animal studies can be duplicated in human clinical trials; whether nonclinical results will advance to human clinical testing, and if so, whether such testing will be successful; whether commercial partners or collaborators will pursue additional Vaxfectin® applications; whether the company will achieve levels of revenues and control expenses to meet projected financial performance; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Revenues:
Contract and grant revenue	$711	$164	$1,604	$3,994
License and royalty revenue	133	211	3,727	747
Total revenues	844	375	5,331	4,741
Operating expenses:
Research and development	6,226	5,580	19,284	17,314
Manufacturing and production	2,716	2,871	8,772	11,034
General and administrative	2,087	2,192	6,439	6,825
Total operating expenses	11,029	10,643	34,495	35,173
Loss from operations	(10,185)	(10,268)	(29,164)	(30,432)
Net investment income	360	1,029	1,292	3,399
Net loss	$(9,825)	$(9,239)	$(27,872)	$(27,033)
Basic and diluted net loss per share	$(0.24)	$(0.24)	$(0.70)	$(0.69)
Weighted average shares used to calculate basic and diluted net loss per share	40,349	39,193	39,688	39,189

Balance Sheets	September 30,	December 31,
(in thousands)	2008	2007
Assets:
Cash, cash equivalents, and marketable securities	$43,022	$71,489
Other current assets	1,649	1,2617
Total current assets	44,671	2,750
Marketable securities	6,000	-
Property and equipment, net	11,146	12,287
Other assets	4,948	5,548
Total assets	$66,765	$90,585

Liabilities and stockholders' equity:
Current liabilities	$7,522	$8,108
Long-term obligations	2,480	2,565
Stockholders' equity	56,763	79,912
Total liabilities and stockholders' equity	$66,765	$90,585

# # #